Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post Effective Amendment No 1. to Registration Statement No. 333-163000 on Form S-3 and Registration Statement No. 333-126958, No.333-140042 and No.333-170395 on Form S-8 of our reports dated August 25, 2011, relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and its subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2011.

/s/ Deloitte & Touche (South Africa)

Per PJ Smit
Partner
August 25, 2011

National Executive: GG Gelink Chief Executive AE Swiegers Chief Operating Officer GM Pinnock Audit DL Kennedy Risk Advisory NB Kader Tax & Legal Services L Geeringh Consulting L Bam Corporate Finance JK Mazzocco Human Resources CR Beukman Finance TJ Brown Clients & Markets NT Mtoba Chairman of the Board MJ Comber Deputy Chairman of the Board.

A full list of partners and directors is available on request